     NEWS
RELEASE

MOD-PAC CORP.• 1801 Elmwood Avenue • Buffalo, NY • 14207

For more information contact:
Kei Advisors LLC
Deborah K. Pawlowski
716.843.3908
Dpawlowski@keiadvisors.com

FOR IMMEDIATE RELEASE

MOD-PAC CORP. Reports Third Quarter 2005 Results

BUFFALO, NY, Thursday, November 3, 2005 - MOD-PAC CORP. (NASDAQ: MPAC) a commercial on demand printer and manufacturer of custom paper board packaging, today reported revenue of $14.2 million for the third quarter of 2005, which ended October 1, 2005, up 16.4% from revenue of $12.2 million in the third quarter of 2004. Included in revenue was $1.8 million related to the amortization of a $22 million contract buy-out fee received last year from a former customer of the Company. Last year's third quarter included $611 thousand of the amortized fee. For the first nine months of 2005, MOD-PAC had net sales of $46.7 million, up 32.7% over the first nine months of the prior year. Included in 2005 revenue in the nine-month period was $5.5 million for the amortization of the buy-out fee compared with $611 thousand for the first nine months of 2004.

Income from operations for the 2005 third quarter was $1.3 million, up 34% when compared with income from operations of $1.0 million in the same period last year. For the nine month periods, income from operations was $5.5 million in 2005, up 87.1% when compared with $2.9 million in 2004. Net income for the quarter was $817 thousand compared with last year's third quarter net income of $857 thousand. Last year's third quarter was favorably impacted by an adjustment to the tax valuation allowance related to investment tax credit carry forwards. Net income increased 51.2% for the nine-month period ending October 1, 2005 to $3.0 million compared with the previous year's net income of $2.0 million for the same period.

On a diluted per share basis, earnings were $.22 for both this year and last year's third quarter. This year's third quarter per share results benefited from approximately 108 thousand fewer weighted average shares due to the Company's stock buy back program. Diluted earnings per share increased to $0.79 for the nine-month period of this year from $0.52 last year.

Gross margin improved to 28.3% of sales in this quarter from 22.7% during the same period last year. Excluding the amortization of the buy-out fee, gross margin on a quarter-over-quarter basis decreased to 17.7% compared with 18.6%, primarily as a result of product mix and increased costs for paper board purchases. Gross margin for the nine-month period of 2005, excluding the buy-out fee, was 19.6% compared with gross margin of 22.9% for the same period last year, down for the same reasons as in the quarter.

SG&A expenses increased $900 thousand to $2.7 million in the third quarter of 2005. This was primarily a result of approximately $687 thousand in selling, advertising and professional fees for the development and promotion of the Company's www.PrintLizard.com web-to-print store. Additionally, higher commissions, depreciation expense and professional services fees, and approximately $33 thousand in costs for implementation of Section 404 of the Sarbanes Oxley Act added to the increased costs. For the first nine months of 2005, selling, general and administrative costs increased to $8.1 million, or 17.3% of revenue, compared with $5.6 million, or 15.9% of revenue, for the first

- MORE -

MOD- PAC CORP. Reports Third Quarter 2005 Results
November 3, 2005

nine-month's of 2004. In addition to increased spending for marketing, advertising and professional services related to the implementation and launch of its web-to-print store, there were approximately $250 thousand in severance costs in the first nine-months of this year.

Daniel G. Keane, President and CEO of MOD-PAC CORP. commented, "This has been a strong year for us thus far, while this quarter in particular has been one of transition. We have realized higher costs as we finalize the front-end programming of our proprietary web-to-print infrastructure and market our online print solution for small businesses. We believe we are exceptionally well positioned with our capabilities to fulfill tens of thousands of individual print orders on a daily basis. We gained these skills by serving VistaPrint (NASDAQ: VPRT), a customer who elected during this quarter to in source the majority of their printing. With the finalization of the front end of our automated workflow system, we are unique in our ability to provide this web-to-print service offering and are in negotiations with several prospective customers who value this capability. In effect, we have evolved rapidly to become an online supplier of custom print products, quite similar to VistaPrint, for small and large businesses and print distributors. Yet, we think we've improved upon the fulfillment model."

Sales by Product Line

Custom folding cartons: MOD-PAC continues to see increases in its custom folding carton line as it gains new customers and increases sales to existing customers. Sales for the third quarter of this year were $6.0 million, a 37.6% increase from $4.4 million in the same quarter the previous year. Its expanded sales force and marketing activities have resulted in increased market share as prospects and customers realize the benefits of MOD-PAC's short run printing capabilities. Sales of the custom folding carton line increased 32.6% to $17.6 million for the nine-month period.

Commercial print: Sales to commercial print declined to $3.1 million from $4.1 million in the prior year's third quarter. Included in sales in this year's third quarter was approximately $1.7 million in royalty fees from VistaPrint as part of that customer's exit costs. Product sales to VistaPrint in the quarter were $1.3 million and there were no product sales to VistaPrint in September.

The Company's new web-to-print store for small businesses, PrintLizard.com®, and other commercial print activities, had sales of $59 thousand. For PrintLizard.com®, average order size was $100 and total website visits in the quarter approached 200,000. The web-to-print service store was officially launched in June of this year.

For the first nine-months of 2005, commercial print products had sales of $14.3 million, up 18.3% from $12.1 million in the same period of 2004. Sales and royalty fees to VistaPrint, a former customer of the Company, were $14.2 million. PrintLizard.com®, and other commercial print activities, had sales of $120 thousand in the first nine months of 2005.

MOD-PAC is prepared to receive overflow orders from its former customer, however given the change in its relationship, it is evaluating the recognition of the buy-out fee as income in the fourth quarter of this year.

Personalized print consumer products and stock boxes: Personalized print had sales in the third quarter of $886 thousand, up 11% from the same period last year, while stock box sales were $2.3 million, flat with the same period last year. These product lines remained relatively flat for the nine-month period when compared with last year's results.

Liquidity

Capital expenditures for the quarter were $543 thousand and $3.5 million year-to-date. MOD-PAC expects capital spending to be less than $5.0 million for the full year.

During the third quarter, 290,232 shares of stock were purchased by the Company for $3.5 million. The Company currently has authorization to repurchase an additional 100,885 shares.

- MORE -

MOD- PAC CORP. Reports Third Quarter 2005 Results
November 3, 2005

Outlook

Mr. Keane noted, "The $25 billion print market, which we believe we are ideally positioned to aggregate, is currently served by over 28,000 small printers. We plan to bring on additional customers with large volumes of individual print orders who are currently served by this fragmented industry. These prospective customers will benefit from our fully-automated work flow processing and we hope to have them on board within the next six months. In the meantime, we are also continuing to market our retail web-to-print store for small businesses and non profit organizations."

Webcast and Conference Call

The release of the financial results will be followed today by a company-hosted teleconference at 1:30 p.m. ET. During the teleconference, Daniel G. Keane, President and CEO, will review the financial and operating results for the period and discuss MOD-PAC's corporate strategy and outlook. A question-and-answer session will follow.

The MOD-PAC conference call can be accessed the following ways:

  The live webcast can be found at http://www.modpac.com. Participants should go to the website 10 - 15 minutes prior to the scheduled conference in order to register and download any necessary audio software.
  The teleconference can be accessed by dialing (303) 262-2137 approximately 5 - 10 minutes prior to the call.

The archived webcast will be at http://www.modpac.com. A transcript will also be posted once available. A replay can also be heard by calling (303) 590-3000, and entering passcode 11042434#. The telephonic replay will be available through Thursday, November 10, 2005 at 11:59 p.m. ET.

ABOUT MOD-PAC CORP.

MOD-PAC CORP. is a rapidly growing, high value-added print services firm operating a unique low-cost business model. MOD-PAC's strategy is to capture the $25 billion market currently served by over 28,000 printers with under $5 million in annual print volume. It will aggregate this market by leveraging its capabilities to innovate and aggressively integrate technology into its marketing and operations, and to provide economically-priced, short run, on demand print products and services within its superprint facility.

Consistently outpacing the printing industry in growth and profits, MOD-PAC's key differentiator is its success at being a just-in-time producer of short-run, quality on demand print products. The Company applies lean manufacturing processes coupled with state-of-the-art printing technologies to challenge its competition and expand its market share. PrintLizard® is a division of MOD-PAC which serves specific markets with demanding print requirements through its website: www.printlizard.com.

Additional information on MOD-PAC can be found at its website: http://www.modpac.com

Safe Harbor Statement: This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. One can identify these forward-looking statements by the use of the words such as "expect," "anticipate," "plan," "may," "will," "estimate" or other similar expressions. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. Important factors, which could cause actual results to differ materially, include market events, competitive pressures, changes in technology, customers preferences and choices, success at entering new markets, the execution of its strategy, marketing and sales plans, the rate of growth of the PrintLizard® division and other factors which are described in MOD-PAC's annual report on Form 10K on file with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

FINANCIAL TABLES FOLLOW.

- MORE -

MOD- PAC CORP. Reports Third Quarter 2005 Results
November 3, 2005

MOD-PAC CORP.
CONSOLIDATED INCOME STATEMENT DATA
(unaudited)

(in thousands except per share data)
	Three months ended			Nine months ended
	10/1/2005	10/2/2004	% change	10/1/2005	10/2/2004	% change
Net Sales	$12,278	$11,515	6.6%	$40,894	$34,272	19.3%
Amortization of buy-out fee	1,834	611	200.2%	5,500	611	800.2%
Rental Income	122	106	15.1%	341	347	-1.7%
Revenue	$14,234	$12,232	16.4%	$46,735	$35,230	32.7%
Cost of products sold	10,208	9,461	7.9%	33,161	26,699	24.2%
Gross profit	4,026	2,771	45.3%	13,574	8,531	59.1%
Gross profit margin	28.3%	22.7%		29.0%	24.2%
Selling, general and administrative expense	2,694	1,778	51.5%	8,098	5,604	44.5%
Income from operations	1,332	993	34.1%	5,476	2,927	87.1%
Operating profit margin	9.4%	8.1%		11.7%	8.3%
Interest expense, net	40	72	-44.4%	6	267	-97.8%
Income taxes	475	64	642.2%	2,474	679	264.4%
Net Income	$817	$857	-4.7%	$2,996	$1,981	51.2%

Basic earnings per share:	$0.23	$0.23		$0.82	$0.53
Diluted earnings per share:	$0.22	$0.22		$0.79	$0.52
Weighted average diluted shares outstanding	3,726	3,834		3,772	3,818

MOD-PAC CORP.
PRODUCT LINE REVENUE DATA
($, in thousands)
	Three Months Ended			Nine Months Ended			2005 YTD
	10/1/2005	10/2/2004	% change	10/1/2005	10/2/2004	% change	% of Total

Custom Folding Cartons	$5,997	$4,358	37.6%	$17,585	$13,265	32.6%	37.9%
Commercial Printing	3,115	4,106	-24.1%	14,264	12,054	18.3%	30.7%
Amortization of buy-out fee	1,834	611	200.2%	5,500	611	800.2%	11.9%
Stock Box	2,280	2,253	1.2%	6,444	6,425	0.3%	13.9%
Personalized printing	886	798	11.0%	2,601	2,528	2.9%	5.6%

Total	$14,112	$12,126	16.4%	$46,394	$34,883	33.0%	100.0%

- MORE -

MOD- PAC CORP. Reports Third Quarter 2005 Results
November 3, 2005

MOD-PAC CORP.
CONSOLIDATED BALANCE SHEET DATA

(in thousands)
	10/1/2005	12/31/2004
	(unaudited)
ASSETS:
Cash and cash equivalents	$1,933	$2,584
Temporary investments	3,625	12,183
Trade accounts receivable:
VistaPrint Ltd.	-	1,870
All other customers	4,389	3,169
Allowance for doubtful accounts	(47)	(44)
Net trade accounts receivable	4,342	4,995
Inventories:
Finished goods	1,667	1,779
Work in progress	307	90
Raw materials	1,084	1,168
	3,058	3,037
Prepaid expenses	1,208	281
Total current assets	14,166	23,080

Property, plant and equipment, at cost	62,932	60,339
Less accumulated depreciation and amortization	(33,221)	(29,765)
Net property, plant and equipment	29,711	30,574
Deferred income taxes	1,280	3,323
Other assets	941	983
Total Assets	$46,098	$57,960

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current maturities of long-term debt	$88	$85
Accounts payable	3,493	2,533
Due to Astronics	16	38
Accrued expenses	1,786	2,075
Income taxes payable within one year	-	6,961
Total current liabilities	5,383	11,692

Long-term debt	1,991	2,057
Deferred compensation	420	384
Deferred income (advanced payment from VistaPrint)	14,055	19,555
Shareholders' equity	24,249	24,272
Total liabilities and shareholders' equity	$46,098	$57,960

- MORE -

MOD- PAC CORP. Reports Third Quarter 2005 Results
November 3, 2005

MOD-PAC CORP.
CONSOLIDATED STATEMENT OF CASH FLOWS
(unaudited)
(in thousands)
	Nine months ended
	10/1/2005	10/2/2004
Cash Flows from Operating Activities:
Net Income	$2,996	$1,981
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	4,369	3,638
Deferred compensation	36	(382)
Deferred income taxes	2,043	(7,337)
Deferred income - VistaPrint buy-out fee	(5,500)	21,389
Cash flows from changes in operating assets and
liabilities:
Accounts receivables	653	(767)
Inventories	(21)	(902)
Prepaid expenses	(279)	43
Accounts payable	960	779
Accrued expenses	(311)	(17)
Income taxes payable	(7,609)	7,840
Net cash (used in) provided by operating activities	$(2,663)	$26,265

Cash Flows from Investing Activities
Sale of temporary assets	$8,558	$-
Change in other assets	42	441
Capital expenditures	(3,507)	(5,443)
Net cash provided by (used in) investing activities	$5,093	$(5,002)

Cash Flows from Financing Activities
New long term debt	$-	$200
Principal payments on long-term debt and capital lease	(63)	(9,123)
Proceeds from issuance of stock	504	216
Purchase of treasury stock	(3,522)	(265)
Net cash used by financing activities	$(3,081)	$(8,972)

Net (decrease) increase in cash and cash equivalents	(651)	12,291

Cash, January 1	2,584	631
Cash, October 1	$1,933	$12,922

###